Exhibit 10.18

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the      day of             , 2009, is entered into by and between CHAPARRAL ENERGY, INC., a Delaware corporation f/k/a United Refining Energy Corp. (the “Company”) and                              (“Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

WHEREAS, the Company desires to retain the Executive as its employee; and

WHEREAS, in order to provide an incentive to the Executive to become employed by the Company, the Company believes it is necessary to enter into this Agreement, and more specifically, to provide the proper incentive to the Executive by authorizing the granting of equity awards as provided in this Agreement.

1. Term. The initial term of Executive’s employment by the Company under this Agreement shall commence on             , 2009, (the “Effective Date”) and terminate on             , 2012 (the “Employment Period”); provided, however, that commencing on the second-year anniversary of the Effective Date and each annual anniversary of such date (the “Renewal Date”) the Employment Period shall be automatically extended so as to terminate two (2) years from such Renewal Date. If at least 120 days prior to the Renewal Date, the Company gives Executive notice that the Employment Period will not be so extended, this Agreement will continue for the remainder of the then current Employment Period and automatically expire upon its completion. The Employment Period may be sooner terminated under Section 5 of this Agreement.

2. Position and Duties. Executive will serve as                              of the Company. During the Employment Period, Executive will report directly to the Chief Executive Officer of the Company (the “CEO”).1 Executive shall perform all services reasonably required to fully execute the duties and responsibilities associated with the Company, its subsidiaries and its affiliates as directed by the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or committees.

3. Place of Performance. Executive’s place of employment will be the Company’s principal executive offices in Oklahoma City, Oklahoma.2

[1]

This will need to be modified for Catsimatidis, Fischer and Evans. Fischer and Catsimatidis will report to the full Board. Evans will report to Fischer and shall consult with Catsimatidis on a regular basis.

[2]	Change this to NYC for Catsimatidis Agreement.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company will pay Executive a base salary of not less than              Dollars ($        .00) per year (“Base Salary”), in approximate equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased, pursuant to annual review by the Company’s Compensation Committee. In the event Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

(b) Annual Bonus Incentives. Beginning January 1, 2010, Executive shall be eligible to participate in any annual incentive plan established by the Board of Directors of the Company (“Board”) so long as the terms of any such plan allows participation by the executive officers of the Company. The target annual incentive bonus (“Bonus”) for Executive shall be equal to     % of Executive’s current Base Salary. The terms for the payment of any Bonus shall be determined by the Company’s Compensation Committee in accordance with the terms of the Company’s annual incentive plan in effect at that time, if any.

(c) Equity Incentives.

(i) On the first trading day following the closing of this Agreement, the Company shall grant          shares of restricted stock to Executive under the terms of the Company’s 2009 Long-Term Incentive Plan (the “Long-Term Incentive Plan”).

(ii) During each year of the Employment Period, the Company’s Compensation Committee shall have the discretion to grant equity awards to Executive under the Company’s Long-Term Incentive Plan with a total aggregate value between     % and     % of the Executive’s then-current Base Salary. Such Equity Award shall be governed by the terms of the Long-Term Incentive Plan and the related Award Agreement (as defined in the Long-Term Incentive Plan), if applicable. With regard to the approval of this Agreement and the granting of the Equity Awards, the Executive while a member of the Board shall not participate in the voting for the approval or disapproval of this Agreement or the grant of the Equity Awards to Executive.

(d) Welfare, Pension and Incentive Benefit. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive will be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers.3

[3]	Not included for Catsimatidis.

(e) Vacation. Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy during the Employment Period. Executive may use his vacation in a reasonable manner based upon the business needs of the Company.3

(f) Fringe Benefits. During the Employment Period, the Company will provide Executive with such other fringe benefits as commensurate with Executive’s position.3

5. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for a period of six (6) consecutive months, Executive will receive a Notice of Termination (as defined in Section 6(a)) from the Company. If Executive does not return to the substantial performance of his duties on a full-time basis within thirty (30) days of such Notice of Termination, the Company has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Company.

(c) Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons: (i) the conviction of Executive by a federal or state court of competent jurisdiction or a plea of no contest to a felony ; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company or any affiliate; (iii) Executive’s “willful” failure to follow a direct lawful order from the CEO4, within the reasonable scope of Executive’s duties; or (iv) the performance of acts materially detrimental to the Company or any affiliate.5

(d) Good Reason. Executive may terminate his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence without the written consent of Executive, of one of the events set forth below:

(1) a material diminution in the Executive’s authority, duties or responsibilities combined with a demotion in Executive’s pay grade ranking;

(2) the reduction by the Company of Executive’s Base Salary (unless done so for all executive officers of the Company);

[4]	Will need to be modified for Catsimatidis and Fischer to the Board.
[5]

Add the following language to Agreements with Catsimatidis and Fischer: Notwithstanding any of the foregoing, Executive shall only be terminated for Cause under this Section 5(c) if such decision is approved by a majority vote of the Board in accordance with the Company’s bylaws.

(3) the requirement that Executive be based at any office or location that is more than 50 miles from the Executive’s current position, except for travel reasonably required in the performance of Executive’s responsibilities; or

(4) any other action or inaction that constitutes a material breach by the Company of this Agreement such as the failure of any successor to the Company to assume this Agreement pursuant to Section 14.

The Executive must provide notice to the Company of the existence of one of the conditions described above within ninety (90) days of the initial existence of the condition. The Company has a period of 30 days after receipt of notice from the Executive to remedy the situation. If the Company fails to remedy the condition, the Executive may terminate his employment for Good Reason by providing a Notice of Termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition. Termination for Good Reason by the Executive will not be a breach of this Agreement and will entitle Executive to the Compensation and benefits described in Section 7(a) hereof.

(e) Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, subject to the obligations set forth in Section 7(a) hereof.

(f) Voluntary Termination. Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then Executive shall only be entitled to compensation and benefits as described in Section 7(b) hereof.

6. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 5(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 15. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 5(d), the date on which a Notice of Termination provided in accordance with such Section is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such Notice of Termination) set forth in such Notice of Termination.

7. Compensation Upon Termination or During Disability. In the event of Executive’s Disability or termination of his employment under this Agreement during the Employment Period, the Company will provide Executive with the payments and benefits set forth below.

(a) Termination by Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason:

(i) the Company will pay to Executive within thirty (30) days of the Date of Termination in a single lump sum payment (A) any earned but unpaid Base Salary and the previous year’s Bonus, a pro rata share of the current year’s Bonus and accrued vacation pay through the Date of Termination and (B) an amount equal to the sum of his then total annual Base Salary and most recently granted annualized Bonus multiplied by                             ;

(ii) the Company will maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of eighteen (18) months following the Date of Termination, the medical, hospitalization, and dental programs in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. However, if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer–provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period;

(iii) the Company will reimburse Executive within thirty (30) days of the Date of Termination for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iv) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(b) Termination by Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

(i) the Company will pay Executive his earned but unpaid Base Salary and the previous year’s Bonus and his accrued vacation pay (to the extent required by law or the Company’s vacation policy) through the Date of Termination, within thirty (30) days of the Date of Termination. For the sake of clarity, no pro-rata share of the current year’s bonus will be paid;

(ii) the Company will reimburse Executive within thirty (30) days of the Date of Termination for reasonable business expenses incurred, but not paid, prior to the Date of Termination, unless such termination resulted from a misappropriation of Company funds; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(c) Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to Section 5(b). In the event Executive’s employment is terminated pursuant to Section 5(b):

(i) the Company will (A) pay to Executive his earned but unpaid Base Salary and the previous year’s Bonus, a pro rata share of the current year’s Bonus and accrued vacation pay through the Date of Termination, within thirty (30) days of the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices;

(ii) the Company will reimburse Executive within thirty (30) days of the Date of Termination for reasonable business expenses incurred, but not paid, prior to the Date of Termination; and

(iii) Executive will be entitled to any other rights, compensation and/or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company.

(d) Death. If Executive’s employment is terminated by his death, the Company will pay in a lump sum to Executive’s beneficiary, or personal or legal representatives or estate, as the case may be, Executive’s earned but unpaid Base Salary and the previous year’s Bonus as of the date of death, a pro rata share of the current year’s Bonus, accrued vacation, unreimbursed business expenses and amounts due under any plans, programs or arrangements of the Company through the Date of Termination, within thirty (30) days of the Date of Termination.

8. Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

9. Confidential Information; Non-Solicitation.

(a) Nondisclosure of Confidential Information. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential (i) all valuable and unique information, (ii) other information heretofore or hereafter acquired by the Company, or any affiliated entity and deemed by it to be confidential, and (iii) information developed or used by the

Company or any affiliated entity relating to the business, operations, employees and customers of the Company or any affiliated entity including, but not limited to, any customer lists or employee information (all such information described in clauses (i), (ii) and (iii) above, other than information which is known to the public or becomes known to the public through no fault of Executive, is hereinafter referred to as “Confidential Information”). The parties recognize that the services to be performed by Executive pursuant to this Agreement are special and unique and that by reason of his employment by the Company after the date hereof, Executive has acquired and will acquire Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Accordingly, at any time during or after the Employment Period, Executive shall not, except in the proper performance of his duties under this Agreement, directly or indirectly, without the prior written consent of the Company, disclose to any Person other than the Company, whether or not such Person is a competitor of the Company, and shall use his best efforts to prevent the publication or disclosure of any Confidential Information obtained by, or which has come to the knowledge of, Executive prior or subsequent to the date hereof. Notwithstanding the foregoing, Executive may disclose to other Persons, as part of his occupation, information with respect to the Company or any affiliated entity, which (i) is of a type generally not considered by standards of the oil and natural gas industry to be proprietary, or (ii) is otherwise consented to in writing by the Company.

(b) Non-Solicitation. Executive shall not, during the Employment Period or for one year following his Date of Termination (the “Covered Period”), either personally or by or through his/her agent or by letters, circulars or advertisements and whether for himself/herself or on behalf of any other person or entity, hire, solicit or seek to hire any employee of the Company or any affiliated entity, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his/her status of employment with the Company or any affiliated entity or to become employed in any business or activities likely to be competitive with the Company’s or an affiliated entity’s business. Additionally, during the Covered Period, Executive shall not, for himself/herself or on behalf of any person or entity, directly or indirectly, solicit, divert or attempt to solicit or divert any customer of the Company or any affiliated entity for the purpose of causing such customer to reduce or refrain from doing any business with the Company or any affiliated entity. Executive further agrees that, during the Covered Period, he/she will not, directly or indirectly, request or advise any customers of the Company or an affiliated entity to withdraw, curtail or cancel their business with the Company or any affiliated entity. For purposes of this Agreement, a “customer” of the Company or any affiliated entity shall mean those customers of the Company or an affiliated entity who held a deposit account or otherwise transacted business with the Company or an affiliated entity at any time within the twelve (12) months preceding termination of Executive’s employment. Nothing contained in this Agreement is intended to prohibit general advertising or solicitation not specifically directed at any or all of the Company’s or an affiliated entity’s customers or employees.

(c) Obligations of Executive Upon Termination. Upon termination of this Agreement for any reason, Executive shall return to the Company all documents and copies of documents in his possession relating to any Confidential Information including, but not limited to, internal and external business forms, manuals, correspondence, notes and computer programs, and Executive shall not make or retain any copy or extract of any of the foregoing. In addition, Executive shall resign from all positions held with the Company or any affiliated entities.

(d) Remedies. Executive acknowledges and understands that paragraphs 9(a), 9(b) and 9(c) and the other provisions of this Agreement are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Agreement would cause the Company irreparable harm. In the event of a breach or threatened breach by Executive of the provisions of this Agreement, the Company shall be entitled to an injunction restraining him from such breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing, or limiting the Company’s ability to pursue, any other remedies available for any breach or threatened breach of this Agreement by Executive. The provision of this Agreement relating to arbitration of disputes shall not be applicable to the Company to the extent it seeks an injunction in any court to restrain Executive from violating paragraphs 9(a), 9(b) and 9(c) hereof.

(e) Continuing Operation. Except as specifically provided in this Section 9, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 9.

(f) Additional Related Agreements. Executive agrees to sign and to abide by the provisions of any additional agreements, policies or requirements of the Company which are reasonable and related to the subject of this Section 9 which are in writing and are developed by the Company in the ordinary course of business.

10. Release. Executive agrees, if his employment is terminated under circumstances entitling him to payments under Section 7(a) of this Agreement, that in consideration for the payments described in Section 7(a), he will execute a General Release in substantially the form attached hereto as Exhibit A, through which Executive releases the Company, and vice versa, from any and all claims as may relate to or arise out of his employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement). The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to all parties at the time of execution.

11. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive. In addition, during the term of this Agreement and for a period of three years following the termination of this Agreement for any reason whatsoever, Executive shall be covered by a Company held liability insurance policy, covering acts or omissions occurring prior to (i) the termination of this Agreement or (ii) the termination of employment of Executive.

12. Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Company which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma6 unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s) unless such damages would have been awarded by a court of competent jurisdiction. Nothing in this agreement to arbitrate, however, shall preclude the Company from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9. If any contest or dispute arises between the Company and Executive regarding any provision of this Agreement, the arbitrator shall award to the prevailing party, the reasonable attorney fees, costs and expenses incurred by the prevailing party in connection with such contest or dispute.

13. Maximum Payments by the Company. It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Therefore, in the event it is determined that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall first make a calculation under which the payments or benefits provided to Executive under this Agreement are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) Executive’s Net After-Tax Benefit assuming application of the 4999 Limit with (y) Executive’s Net After-Tax Benefit without the application of the 4999 Limit and Executive shall be entitled to the greater of (x) or (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which Executive receives or is then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of Excise Taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an “excess parachute payment” under Section 4999 of the Code shall be made by tax counsel selected by the Company and reasonably acceptable to Executive. The costs of obtaining this determination shall be borne by the Company.

14. Agreement Binding on Successors.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock,

[6]	NYC, NY for Catsimatidis.

consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as herein defined, and any successor to its or the Company’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary, or personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to his beneficiary or personal or legal representatives or estate.

15. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address

evidenced on the Company’s

payroll records.

If to the Company:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16. Withholding. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

17. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

20. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

21. Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

22. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments or to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

*        *        *        *

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

CHAPARRAL ENERGY, INC.

By:
“COMPANY”

“EXECUTIVE”

EXHIBIT A

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the Employment Agreement between you and Chaparral Energy, Inc. dated             , 2009 (the “Agreement”). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by Chaparral Energy, Inc., 701 Cedar Lake Boulevard, Oklahoma City, OK 73114, within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by Chaparral Energy, Inc. and the separation benefits I will receive as reflected in the Employment Agreement between me and Chaparral Energy, Inc. dated             , 2009 (the “Agreement”), I hereby release and discharge Chaparral Energy, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified or non-qualified benefit plans or arrangements as of or after my last day of employment with the Company, or on any of the Company’s obligations under the Agreement or as otherwise required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA).

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

The Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Agreement. I acknowledge that the Company gave me twenty-one (21)

days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this      day of             ,         .

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